UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of questions and answers posted by Aquila, Inc. on its internal Intranet website on March 2, 2007.

Aquila, Inc.

Employee Q&A

March 2, 2007

Benefits

1.	How do the announced transactions affect the Aquila retirees and pension plans?

Retirees’ accrued pension benefits are protected under ERISA. Therefore, the accrued pension benefits of Aquila retirees are “locked-in” already.

After the asset sale and merger close, Black Hills and Great Plains intend to cover current and future retirees under their retiree medical plans. Aquila has discussed with Black Hills and Great Plains the importance of retiree medical benefits for retirees, and both companies acknowledge that retiree medical is an important item to our employees and retirees. However, it will require time for the HR Departments of Black Hills and Great Plains to review our retiree medical benefits before deciding on a course of action.

2.	Will the purchasers recognize my service credit with Aquila?

Great Plains and Black Hills will both recognize Aquila service for employees whose employment transfers to them. This service credit will apply towards vesting, vacation and service awards under the purchasers’ plans.

Aquila service will not count towards credited service used to calculate the pension payments under Black Hills and Great Plains’ pension plans because our employees will already have been given credit for their service under the Aquila pension plan and those pension benefits will be “locked in” already. Once transferred, employees will begin accruing service credit under the retirement plans maintained by Black Hills and Great Plains, as applicable.

3.	How do these transactions affect the Aquila stock in my 401(k) account?

Aquila stock in the 401(k) will continue to be market valued daily until the transactions close. At that time, Aquila shares in the 401(k) will be exchanged for a combination of Great Plains stock and cash the same as all other outstanding shares of Aquila common stock.

4.	What will happen to my 401(k) account, including my 401(k) loan?

Details about 401(k) accounts will be worked out with Great Plains and Black Hills in the coming weeks. In these types of situations, employees are commonly able to transfer their 401(k) account and loan to the purchasing company’s 401(k) plan.

5.	Will we receive a profit sharing contribution from Aquila for 2007?

The profit sharing contribution is a discretionary contribution that must be approved by our board each year. We expect our board to approve the contribution for 2007, and that it will be allocated to eligible employees’ profit sharing accounts during the first quarter of 2008.

6.	When will our Aquila health care, life and disability insurance and flexible spending account benefits end?

Your Aquila benefits will continue until the transactions close. Although the transition timing and other details have not been determined, employees transferring to Black Hills (or, if applicable, continuing to work for Aquila after Great Plains acquires us) will not have any interruption in their health, life or disability insurance coverage as a result of the transition, although the Black Hills and Great Plains plans may vary in the amount and type of coverage offered. Flexible spending accounts are expected to be handled so that there is no forfeiture of contributions in the Aquila flexible spending accounts.

7.	Will the Great Plains or Black Hills medical plan exclude coverage for pre-existing conditions?

Federal law provides for the waiver of pre-existing conditions for most Aquila employees. As long as you have had group medical coverage (under our plan and/or another employer plan) for at least 12 months before closing without a gap of more than 63 days, no pre-existing condition exclusions would apply. Black Hills and Great Plains recognize your concerns and will be addressing this when the details of the medical plans are made available.

8.	Is it best to retire now to “lock in” Aquila benefits or wait until after the closing to retire?

Employees’ accrued pension benefits are protected under ERISA. Therefore, employees’ accrued pension benefits under our plans are “locked-in” if they retire before or after closing. Aquila service will not count towards benefits under the purchasers’ pension plans because employees will already have been given credit for their service under the Aquila pension plan and those pension benefits will be “locked in.” Once transferred, employees will begin accruing service credit under a pension plan maintained by the new company.

Unlike pension benefits, retiree medical benefits in general are not protected benefits. Consequently, our retiree medical benefits (including the $1,500 per year of service “Premium Reduction Credit”) are not “locked in” for employees who retire before or after the close. However, after the transactions close, Great Plains and Black Hills intend to cover current and future retirees under their retiree medical plans. We have discussed with Black Hills and Great Plains the importance of retiree medical benefits for employees near retirement and retirees, and both companies acknowledge that retiree medical is an important item to our retirees and employees. However, it will require time for the HR Departments of Black Hills and Great Plains to review our retiree medical benefits before deciding on a course of action.

9.	How will employees be informed of the Black Hills and Great Plains benefits?

Aquila, Black Hills and Great Plains are committed to informing employees and retirees of benefits as facts become known. After the transition teams are able to thoroughly review benefit items, employee benefit meetings will be scheduled.

10.	Will the sales announcement impact merits and/or bonuses?

No. Variable compensation awards, merits and bonuses to be paid out in 2006 to non-union employees will not be affected and will be paid as usual. The Compensation and Benefits Committee of Aquila’s board of directors recently approved funds for a variable compensation plan for 2007 that is similar to the 2006 plan. The plan will be finalized and communicated over the next few weeks. Aquila will operate the merit and incentive processes consistent with past practice until close.

11.	If we get severed before close, will we get Aquila’s severance package?

We do not anticipate severing employees before the transactions close as we continue to be focused on safely delivering reliable energy to our customers. However, in the event any non-union employees are severed prior to closing, the terms and conditions of the Aquila Workforce Transition Plan (a copy of which is available to Aquila employees at http://www.aquila.com/humanresources/benefpay2/lifematters/wtp/wtp.html) would apply. Union employees may be eligible for severance according to bargaining agreements.

12.	Will Aquila University continue to be offered?

Prior to closing, yes. Some of the course offerings and emphasis may be adjusted to reflect Aquila’s circumstances, but we plan to offer every resource we can to help employees develop and transition both personally and professionally. Both Black Hills and Great Plains offer similar programs.

13.	When will the balance on Rewards Cards expire?

Aquila's Recognition Express program will continue until the transactions close. Rewards Card balances earned under the plan are good until the card expiration date, even after the sale of the business or termination of employment.

14.	Will Aquila still participate in the Gallup Q12 poll in May?

We don’t know at this time. While we encourage employees and supervisors to continue their action plans and dialogue regarding employee engagement during the transition, we are discussing whether or not to conduct another measurement of engagement during 2007. Black Hills also uses the Gallup Q12 and expressed an interest in Aquila's participation and experience, whereas Great Plains utilizes another employee engagement assessment tool. We will discuss this issue with the leadership team and the transition teams and communicate to employees as soon as the decision is final.

15.	If an employee is offered a position with Black Hills or Great Plains but turns down the offer, is the employee still eligible for severance?

It depends upon the job offer and the terms of the successor company’s severance program or applicable union contract. Severance plans are typically written to protect an employee from losing their job, or a job considered similar. They are not intended to ensure the employee a payment and their "ideal" job. We will provide more information as the details of the acquiring companies’ severance programs become finalized.

16.	Will Aquila continue to offer educational assistance reimbursement until the deal closes?

Yes.

17.	If there are job openings at Black Hills or Great Plains, can we apply?

As you are aware, the majority of Aquila employees will be offered positions with Black Hills or continue to have positions with Aquila after it is acquired by Great Plains. Aquila still has a need for excellent employees and has challenging work to be done during the next year. In addition, for employees who transfer as part of the transition plan, service will be bridged for vacation, service awards and vesting in the retirement type benefit plans. If an employee were to accept employment prior to the close, this bridging of service would not apply.

We encourage you to talk to your supervisor or HR representative, and to make use of the self-service tools available through the Aquila benefits department to make sure you have all of the facts about your opportunities and financial considerations with Aquila.

Stock Options

18.	Will our stock options be converted to options of Great Plains, or do we need to use them now?

Aquila stock options will convert into options to acquire Great Plains stock when the merger closes. It would be inappropriate for us to provide advice to employees about the timing around exercising your options.

19.	If Aquila stock drops to .01 cents per share, do employees still get the $4.54 per share upon completion of the sale?

The trading price of our stock isn’t a factor in determining the value of the consideration being paid by Great Plains. Whether our stock is trading at $0.01 per share or $50.00 per share, each Aquila share will convert into (a) $1.80 in cash plus (b) 0.0856 shares of Great Plains stock. The real value driver is the trading price of Great Plains stock immediately before the merger closes.

20.	Who do I contact regarding my stock account?

If you have a question about your stock account or would like to execute your stock options, please contact Etrade at 1-800-838-0908 or online at www.etrade.com/stockplans.

South Harper

21.	What will happen with Aquila’s South Harper peaking facility?

We are hopeful the lawsuits will be resolved before the merger closes. An appeals court is currently hearing the case, and arguments in the case are due in May. We expect a decision late this summer.

There is a chance, however, the litigation could be pushed into 2008. After the merger closes, Great Plains will be responsible for the peaking facility.

Information Concerning Forward-Looking Statements

Statements made in this document that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Aquila is providing a number of important factors, risks and uncertainties that could cause actual results to differ materially for the provided forward-looking information. These include: obtaining shareholder approvals required for the transactions; the timing of, and the conditions imposed by, regulatory approvals required for the transactions; satisfying the closing conditions of the transactions; Great Plains and Black Hills successfully integrating the acquired Aquila businesses into their respective operations; avoiding problems which may result in Great Plains, Black Hills or Aquila not operating as effectively and efficiently as expected; the timing and amount of cost-cutting synergies; unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations; the actual resulting credit ratings of the companies or their subsidiaries; the effects on the businesses of the companies resulting from uncertainty surrounding the transactions; the effect of future regulatory or legislative actions on the companies; and other economic, business, and/or competitive factors. Additional factors that may affect our future results are set forth in our most recent quarterly report on Form 10-Q or annual report on Form 10-K with the Securities and Exchange Commission ("SEC"), which are available at www.aquila.com. Aquila undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the acquisition of Aquila by Great Plains, Great Plains intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains and Aquila. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS, AQUILA AND THE MERGER The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains or Aquila with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO, 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents we filed with the SEC by contacting us at: Aquila, 20 West Ninth Street, Kansas City, MO, 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains and their ownership of Great Plains common stock is set forth in Great Plains’ Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 20, 2006. Information regarding Aquila’s directors and executive officers and their ownership of Aquila common stock is set forth in Aquila’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and the proxy statement for Aquila’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.